Exhibit 14.1

CODE OF BUSINESS CONDUCT

As a matter of principle Atlantic Broadband Finance, LLC and Subsidiaries (the “Company”) conducts its business with the highest standards of integrity in its association with its customers, vendors and employees. The Company’s reputation for the quality of its products and services and the best interests of its customers, owners and employees require that the company maintain business practices that command the respect of everyone with whom the company conducts business. The dedication by the Company and all of its employees to this Code of Business Conduct demonstrates our commitment to the highest standards of ethical conduct in the pursuit and transaction of our business.

A.	Standards of The Employment Relationship

Dealing With Each Other

Effective relationships are based on the recognition of the value and worth of each individual, and the necessity to provide a working climate conducive to the success and well-being of all employees.

At the Company we work to create an atmosphere of mutual trust and respect by being honest, fair and consistent. We will treat all employees fairly and impartially, and will consistently follow employee policies and procedures.

At the Company we listen to one another and foster open and honest communications. We value the opinion of employees and respect their diverse backgrounds and perspectives. We encourage communication among employees and solicit ideas and suggestions for improvements within the Company.

Employee Development

Employees are responsible for their career development. The Company will offer opportunities for training and development including tuition assistance for continuing education. It is the Company’s policy to conduct performance and development assessments and to support the career development of our employees.

Non-Discrimination and Sexual Harassment

The Company is committed to the policy and practice of non-discrimination. It is company policy to provide a workplace free of sexual harassment. Verbal or physical harassment or behavior that creates a hostile work environment will not be tolerated.

The Company has adopted a Discrimination/Sexual Harassment Policy which should be referenced for additional information and procedures.

Conflict of Interest

Employees should avoid situations where their private interests or that of the members of their family conflict with the interests of the Company. Employees may not solicit or accept salaries, fees, commissions or any other thing of value from contractors, suppliers, customers, consultants, or other persons and organizations doing business with the Company.

In the event an employee’s relationship with another person or organization might conflict with job performance or the Company’s interests, the employee must disclose the potential conflict to his or her manager. The potential conflict issue will be reviewed by management and the employee will be notified if the relationship poses a conflict of interest.

Confidential and Proprietary Information

Employees must maintain the confidentiality of the Company’s trade secrets and proprietary information. Examples of proprietary information include bid data, employee pay rates, proprietary software, customer lists, planning materials, marketing plans, and much of the technical information that the Company generates or uses in its business.

Corporate Opportunity

Employees of the Company have an obligation to advance the Company’s interests when the opportunity to do so arises. Employees are prohibited from taking for themselves personally (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position; using any corporate property, information or position to personally benefit from that opportunity; or competing with the Company, without first obtaining the consent of his or her manager.

Media Contact and Public Discussion

News media contact and responses, and public discussion of Company business, should be made only through the Marketing Department. Also inquiries should be referred to the Vice President of Government and Regulatory Affairs.

B.	Standards for Conducting Business

Dealing With Customers

Serving customers is the focal point of our business. The Company will accurately represent our products, services, and prices in our marketing, advertising, and sales efforts. Assuring customer satisfaction is the best way to ensure business success.

Dealing With Suppliers

The Company is committed to the fair treatment of suppliers. We will select suppliers who provide the best value for our customers and the Company. They will have every opportunity to compete openly and fairly for our business.

Proprietary Information of Others

The Company regularly receives third party proprietary information. The wrongful possession or use of any proprietary information of any supplier, customer, business partner, or competitor is prohibited. Employees must obtain such proprietary information under the terms of a written confidentiality agreement containing the terms and conditions for the use and protection of the information.

Gifts, Meals, and Entertainment

Business-related social contacts can be in the best interest of the Company when properly conducted on a limited basis. Giving and receiving business gifts of nominal value is permissible, provided they are associated with a business purpose and are reasonable in cost. Giving or receiving gifts of significant value is strictly prohibited. Customary business entertainment is proper; impropriety results when the frequency, nature or value of the entertainment is such that it could be interpreted as affecting or intending to affect an otherwise objective business decision. Employees should make every effort to ensure that a third party would not have a reason to view these contacts, entertainment or gifts as improper.

Under no circumstances may a gift of money or equivalent be given or received. Employees will decline or return any kind of gift, favor, or offer of excessive entertainment which violates these guidelines and inform the offeror of our policy.

The Company’s employees conducting business with governmental entities must be aware of and comply with the prohibitions concerning gratuities or entertainment. Please refer to Section C.

Improper Payments

No payment will be made by, or anything of value given, on behalf of the Company either directly or indirectly to government officials, political candidates, or officers or employees of customers, suppliers or competitors which violates applicable laws or is designed to secure favored treatment for the Company.

Accurate Records and Reporting

The Company records must reflect an accurate, complete and verifiable record of all transactions. No false or misleading entries may be made for any reason; and no employee may assist any other person in making such entries.

Political Contributions

Federal law prohibits a corporation from making a contribution in connection with federal elections. In addition, many of the fifty states and foreign countries have similar laws prohibiting corporate political contributions in connection with elections.

Legal Compliance

Our policy is to comply with all laws and regulations that are applicable to our business both in the United States and in other countries. To that end, the use of any Company funds or resources for an unlawful or improper purpose is strictly prohibited.

Employees must become familiar with and comply with the laws and regulations which govern their areas of responsibility. Whenever there is doubt as to the application of laws or regulations, employees should refer their questions or concerns to their manager.

C.	Standards for Conducting Business with the United States Government, State and Local Government Entities

Special Nature of Government Business

The Federal Acquisition Regulation (FAR), and related laws and regulations, govern the Company’s business with U.S. government agencies. The Company will comply with all applicable rules regarding socioeconomic considerations, e.g., affirmative action, contracts with small and small disadvantaged businesses, and labor standard requirements.

Procurement Integrity

The Procurement Integrity Act prohibits a competitor from seeking or obtaining proprietary information related to competitors or government source selection information. The Act also restricts hiring by the Company of former government procurement officials. All employees are obligated to report suspected violations to his or her manager.

Contract Negotiation and Pricing

Pursuant to the Truth in Negotiations Act, the FAR requires the Company to certify in writing that its cost and pricing data are current, complete and accurate up through the date of the agreement on contract price with the government. A claim of defective pricing, which could result in financial penalties and possible criminal charges against the Company and the individuals involved, may arise from a failure to comply with the Act. Extra care should be taken in the preparation of cost or pricing data before submitting it to the person responsible for submitting the proposal to the government. Changes affecting the cost or pricing data must be referred to the Vice President of Sales/Marketing, Chief Financial Officer or President of the Company.

Contract Performance

It is essential that the terms and conditions of each contract with the government be complied with particularly in the areas of key personnel, deliverable products and services. Prior written approval of an authorized government representative must be obtained before substitutions or changes can be made in such areas. Only a written contract modification can change a contract requirement.

Subcontracting

Special procedures must be followed when purchasing materials and services from other companies for use in government contracts. Many government contract requirements must be passed down to the Company’s subcontractors and suppliers. The Chief Technology Officer will assure compliance with required provisions in subcontracts.

Consultant Services

In retaining consultants to work on behalf of the Company, care should be taken to ensure that no conflict of interest exists. Employees overseeing such retained consultants must document and monitor the conformance of consultant services to the FAR both as to cost and scope of work.

Recording and Charging of Costs

Employees must ensure that their work is accurately recorded as it was performed. Intentional mischarging of costs is a criminal offense and a violation of Company policy. Employees must ensure that all costs are charged to the appropriate client account.

Gifts, Meals or Gratuities

Employees may not provide or pay for meals, refreshments, travel or lodging expenses, or give anything of value to, federal government employees, except as specifically permitted by federal law and regulations then in effect. Employees must also comply with state, local and foreign government rules governing the acceptance of business courtesies.

Kickbacks

The Anti-Kickback Act forbids offering, soliciting, providing or rewarding favorable treatment in connection with United States government contracts. The law requires the Company to report violations to the government where there are reasonable grounds to believe that a violation exists. Employees should review with his or his manager any suspected violations.

Compliance and Assistance

Reporting Violations of the Code

An employee who becomes aware of a violation of this Code or believes that a violation may take place in the future must report the matter. The report should be made to the employee’s immediate supervisor or manager who, in turn, must report it to the Vice President of Sales/Marketing, Chief Financial Officer or President of the Company. To ensure that a reporting employee is protected from reprisal, requests for anonymity will be respected to the extent this does not result in the violation of the rights of another employee. Any employee attempting reprisal against the reporting employee will be subject to disciplinary action up to and including termination.

This code is to be strictly followed at all times and under all circumstances. Any violation will subject an employee, without regard to position or tenure with the Company, to disciplinary action, up to and including termination.

Individual Judgment

In summary, this Code of Business Conduct has been developed to help us better understand and ensure the proper conduct of the Company’s’ business. The standards it contains are in the best interest of our employees, shareholders, customers, and the public at large. Ultimately, it is up to each of us to act consistent with this Code, and to maintain professional business behavior on behalf of the Company.

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